Exhibit 21.1

NPTest Holding Corporation Subsidiaries

DOMESTIC SUBSIDIARIES	State or Other Jurisdiction of Incorporation

NPTest Acquisition Corporation	Delaware
NPTest, Inc.	Delaware
NPTest, LLC	Delaware

INTERNATIONAL SUBSIDIARIES

NPTest International Ltd.	British Virgin Islands
NPTest Holdings Limited	Cayman Islands
NPTest De Costa Rica SA	Costa Rica
NPTest Technologies Pte Ltd	Singapore
NPTest Philippines, Inc.	Philippines
NPTest Malta Ltd.	Malta
NPTest Ireland Ltd	Ireland
NPTest UK Ltd	United Kingdom
NPTest GmbH	Germany
NPTest SRL	Italy
NPTest s.a.s.	France